                                                                      EXHIBIT 12



                     UNITED PARCEL SERVICE OF AMERICA, INC.
                     --------------------------------------
                   STATEMENT SETTING FORTH THE COMPUTATION OF
                   ------------------------------------------
                     THE RATIO OF EARNINGS TO FIXED CHARGES
                     --------------------------------------
                             (DOLLARS IN MILLIONS)
                             ---------------------
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
                                                                                       Quarter
                                                                                        Ended
                                                   Year Ended December 31,            March 31,
                                         -------------------------------------------  ----------
                                          1991     1992     1993     1994     1995       1996
                                         -------  -------  -------  -------  -------  ----------
Earnings available for fixed charges:
  Income before income taxes and
    cumulative effect of a change in
    accounting principle                 $1,217   $1,269   $1,432   $1,575   $1,708       $ 402
Fixed charges                               186      172      167      188      251          68
Less capitalized interest                   (21)     (27)     (28)     (45)     (49)        (12)
                                         ------   ------   ------   ------   ------       -----
     Total                               $1,382   $1,414   $1,571   $1,718   $1,910       $ 458
                                         ======   ======   ======   ======   ======       =====
Fixed charges:
  Interest expense                       $   52   $   42   $   34   $   29   $   77       $  23
  Capitalized interest                       21       27       28       45       49          12
  Interest component of rentals
    charged to income                       113      103      105      114      125          33
                                         ------   ------   ------   ------   ------       -----
     Total                               $  186   $  172   $  167   $  188   $  251       $  68
                                         ======   ======   ======   ======   ======       =====
Ratio of Earnings to Fixed Charges          7.4      8.2      9.4      9.1      7.6         6.7
                                         ======   ======   ======   ======   ======       =====

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